Exhibit 99.2

Tier Technologies, Inc.

Nonstatutory Stock Option Agreement

Granted Under the Amended and Restated 2004 Stock Incentive Plan

1. Grant of Option.

This agreement evidences the grant by Tier Technologies, Inc., a Delaware corporation (the “Company”), on  July 26, 2006 (the “Grant Date”) to Ronald L. Rossetti, Sr., in his capacity as the Chief Executive Officer (“CEO”) of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”), a total of three hundred thousand (300,000) shares (the “Shares”) common stock, no par value per share, of the Company (“Common Stock”) at $5.50 per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on July 25, 2016 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

This option will become exercisable (“vest”) as to fifty percent (50%) of the original number of Shares on the Grant Date, and as to an additional twenty five percent (25%) of the original number of Shares at the end of each successive three-month period following the date of employment of Participant. Notwithstanding the preceding sentence, vesting shall be accelerated and the Option shall become vested as to one hundred percent (100%) of the number of Shares subject to the Option in the event of termination of Participant’s employment with the Company by reason of Disability, death, an Involuntary Termination Without Cause by the Company or termination by the Participant for Good Reason. The terms “Disability”, “Involuntary Termination Without Cause”, “Cause” and “Good Reason” shall have the same meaning under this agreement as such terms are defined in the employment agreement of the Participant with the Company in effect as of the Grant Date.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3. Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant in substantially the form attached hereto as Exhibit A, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan, including without limitation, to the extent permitted by applicable law, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board and (ii) payment of such other lawful consideration as the Board may determine. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee or officer of, or Board member, consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c) Involuntary Termination Without Cause by the Company or Termination by the Employee for Good Reason. If the Participant ceases to be an employee of the Company by reason of an Involuntary Termination Without Cause by the Company or termination by the Participant for Good Reason, then, the right to exercise this option shall terminate on the later of five (5) years after such cessation or 3 months following the date he is no longer an Eligible Participant (but in no event after the Final Exercise Date).

(d) Exercise Period Upon Death or Disability. If the Participant’s employment with the Company is terminated by reason of death or Disability, prior to the Final Exercise Date, this option shall be exercisable, within the period of five (5) years following the date of death or Disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall not be exercisable after the Final Exercise Date.

(e) Discharge for Cause or Termination without Good Reason. If the Participant, prior to the Final Exercise Date, is discharged by the Company for Cause the right to exercise this option shall terminate immediately upon the effective date of such discharge. If the Participant, prior to the Final Exercise Date, terminates employment without Good Reason, the right to exercise this Option shall terminate 3 months following such cessation of employment.

4. Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5. Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6. Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Tier Technologies, Inc.

Dated:      By: /s/T. Michael Scott
Name: T. Michael Scott
Title: Director

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s Amended and Restated 2004 Stock Incentive Plan.

Participant:
Address:

Date: _____________________________________EXHIBIT A

NOTICE OF STOCK OPTION EXERCISE

Date:

Tier Technologies, Inc.
10780 Parkridge Blvd., 4th Floor

Reston, VA 20191

Attention: Treasurer

Dear Sir or Madam:

I am the holder of      Stock Option granted to me under the Tier Technologies, Inc. (the “Company”) Amended and Restated 2004 Stock Incentive Plan on      for the purchase of      shares of Common Stock of the Company at a purchase price of $    per share.

I hereby exercise my option to purchase      shares of Common Stock, for which I have enclosed      the amount of      . Please register my stock certificate as follows:

Name(s):	_______________________
_______________________
Address:	_______________________
Tax I.D. #:	_______________________
Very truly yours,
_____________________________
(Signature)